                        Exhibit 5.2

 [Letterhead of Cadwalader, Wickersham & Taft LLP]

December 28, 2007

Banc of America Funding Corporation
214 North Tryon Street
Charlotte, North Carolina  28255

Ladies and Gentlemen:

We have acted as special counsel to Banc of America Funding Corporation (the “Depositor”) in connection with the Depositor’s registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) today, pursuant to the Securities Act of 1933, as amended (the “Act”).  The Registration Statement covers Mortgage Pass-Through Certificates (“Certificates”) to be sold by Banc of America Funding Corporation (the “Company”) in one or more series (each, a “Series”) of Certificates.  Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a “Pooling and Servicing Agreement”) among the Company, a trustee and, if applicable, a securities administrator, each to be identified in the Prospectus Supplement for such Series of Certificates and one or more servicers or a master servicer, each to be identified in the Prospectus Supplement for such Series of Certificates.  A form of Pooling and Servicing

Banc of America Funding Corporation                                                                                              -2-                                   December 28, 2007

Agreement is included as an exhibit to the Registration Statement.  Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

In rendering the opinion set forth below, we have examined and relied upon the following: (i) the Registration Statement, the Prospectus and the form of Prospectus Supplement constituting a part thereof, each substantially in the form filed with the Commission, (ii) the form of the Pooling and Servicing Agreement, substantially in the form as filed with the Commission and (iii) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.  We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.  We express no opinion with respect to any Series of Certificates for which we do not act as counsel to the Depositor.

Based upon and subject to the foregoing, we are of the opinion that, when a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Company, a Trustee and, if applicable, a Securities Administrator, and one or more Servicers or a Master Servicer, and the Certificates of such Series have been duly executed, authenticated, delivered and sold as contemplated in the Registration Statement, such Certificates will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus and the form of Prospectus Supplement forming a part of the Registration Statement.  This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP